Exhibit 10.4

EXECUTION VERSION

AMENDED AND RESTATED CONVERTIBLE LOAN AGREEMENT

IN RESPECT OF

OZON HOLDINGS PLC

AS COMPANY

THIS AMENDED AND RESTATED CONVERTIBLE LOAN AGREEMENT (this “Agreement”) is made on 30 October 2020 by and among:

(1)

BARING VOSTOK FUND V NOMINEES LIMITED, a company duly incorporated and validly existing under the laws of Guernsey, having its registered office at 1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey, GY1 2HL, Channel Islands (“BVFVNL” or “Investor”);

(2)	OZON HOLDINGS PLC, a public limited company registered under Cyprus law with its registered address at 2-4 Arch. Makarios III, 9th Floor Capital Center, Nicosia, Cyprus (the “Company”),

(The Investor and the Company shall also be referred to herein individually as a “Party” and, collectively, the “Parties”).

Recitals

A. The Parties entered into the Convertible Loan Agreement on 14 January 2020, which they subsequently amended on 30 June 2020 (the “Original Agreement”).

B. The Parties have agreed to amend and restate the Original Agreement on the terms and conditions provided herein pursuant to the terms set forth in this Agreement which shall replace the Original Agreement in its entirely as from the date of execution of this Agreement by the Parties.

1	Definitions and Interpretation

1.1	In this Agreement, except where the context requires otherwise:

“Affiliate” of a Person (the “first Person”) means (i) a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the first Person; (ii) a legal entity that shares the same investment management or investment advisory company with, or acts solely as bare nominee holder on behalf of a Party; and (iii) upon any liquidation or other dissolution of a Person which is not a natural person, any Person that is a beneficial owner of the interests held by the entity being liquidated or dissolved and “Affiliated” shall be construed accordingly;

“Applicable Rate” means (i) the simple per annum interest rate of ten per cent (10%); or (ii) upon the occurrence of a Non-Qualifying Investor Event the maximum applicable reference rate set by the Central Bank of Cyprus from time to time, but in no event shall exceed ten per cent (10%) per annum;

“Articles of Association” means the Memorandum and Articles of Association of the Company in force from time to time;

“Assigned Investment Commitment” has the meaning given in clause 13.4 hereof;

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Moscow, Russia, London, England, New York, USA, or the Republic of Cyprus are authorized or permitted by Law to close;

“BVFVNL Investment” means in respect of the Investor the gross amount of Tranche 1 and Tranche 2 that is actually transferred by the Investor to the Company pursuant to this Agreement;

“Company’s Account” means the Company’s Dollar Account and the Company’s Ruble Account (as applicable);

“Company’s Dollar Account” means the Company’s account with                     , with the following requisites:

“Company’s Ruble Account” means the Company’s account with                     , with the following requisites:

“Completion Date” means the earlier of: (i) the date of closing of a Qualified Financing, and (ii) 30 October 2020;

“Consolidated Arbitration” has the meaning given in clause 17.13 hereof;

“Control” (including the terms “Controls”, “Controlled by” and “under common Control with”) means, with respect to any Person, the ownership, directly or indirectly, of interests representing more than fifty per cent. (50%) of the voting power of a legal entity, or having the power to control the management, operations or policies of such Person (whether pursuant to a contract, trust arrangement or otherwise) or elect a majority of members to the board of directors or equivalent decision-making body of such legal entity; provided that, all voting power held by entities under common control (including investment funds under common control) shall be aggregated together and attributed to each other such entity under common control for the purpose of determining the voting power percentage of each such entity;

“Conversion” means conversion of the amount of the BVFVNL Investment under clause 6 together with all accrued interest into fully paid New Shares as provided for herein;

“Dollar” and “USD” means the lawful currency of the United States of America;

“Euro” and “EUR” means the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union and the Treaty of Amsterdam;

“Exchange Rate” means the RUB/USD exchange rate based on the average MOEX Rate quoted for the 5 (five) days prior to the applicable Funding Date on which the MOEX Rate has been quoted;

“Existing Investor” has the meaning given in clause 13.4 hereof;

“First Funding Deadline” means 20 February 2020;

“Funding Date” means the date of any funding under this Agreement;

“Funding Deadline” means the First Funding Deadline and the Second Funding Deadline (as applicable);

“Group” means the Company and its Subsidiaries from time to time;

“LCIA” has the meaning given in clause 17.2 hereof;

“Maximum Investment Commitment” means the amount in Dollars set forth opposite the Investor’s name in Schedule A;

“MOEX Rate” means the rate of exchange of USD into RUB (represented as the amount of RUB for 1 (one) USD) fixed at or about 12:35 Moscow time by Public Joint-Stock Company Moscow Exchange MICEX-RTS and currently published under the ticker USDFIXME at https://www.moex.com/ru/markets/currency/get-fixing.aspx?code=USDFIXME and by Bloomberg under ticker ID USDRUB MCDF Curncy;

“New Investor” has the meaning given in clause 13.5 hereof;

“New Shares” means (i) Ordinary Shares of the Company; or (ii) if any other class of shares or equity securities other than Ordinary Shares of the Company are issued in connection with the Qualified Financing, such class of Shares;

“Non-Qualifying Investor Event” means the exercise by a shareholder of the Company of its rights under the Shareholders Agreement to lend on substantially the same terms of this Agreement in connection with New Issue (as defined in the Notice) and such shareholder either (i) lends or advances an amount which is less than the equivalent of one million Euros (EUR 1,000,000) and its loan or advance includes provision for a disbursement of less than five hundred thousand Euros (EUR 500,000), or (ii) such shareholder actually lends or advances to the Company and the interest rate chargeable by such shareholder under the applicable laws of the Republic of Cyprus is capped at an amount less than ten per cent. (10%);

“Notice” means the Notice of New Issue to be made by means of Convertible Loan(s) and/or Subscription with Advance Payment sent by the Company and dated 13 January 2020;

“Ordinary Shares” means the ordinary shares in the capital of the Company, which are in issue from time to time, having the rights and obligations set out in the Articles of Association;

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity;

“Qualified Financing” means a new equity issuance by the Company of no less than fifty million Dollars (USD 50,000,000) to one or more investors that as of the date hereof are neither existing shareholders of the Company or an Affiliate of any existing shareholders of the Company;

“Relevant Date” means the earlier of: (i) the date of closing of a Qualified Financing, and (ii) 30 June 2020;

“Ruble” and “RUB” means the lawful currency of the Russian Federation;

“Rules” has the meaning given in clause 17.2 hereof;

“Second Funding Deadline” means 31 March 2020;

“Share Price” means twelve thousand seven hundred fifty Rubles (RUB 12,750) until such time as the Company approves the proposed Share Split and thereafter shall be five hundred ten Rubles (RUB 510) per New Share, unless a Qualified Financing occurs on or before 30 October 2020, in which event the Share Price shall be equal to the price per New Share in Rubles as set in connection with such Qualified Financing;

“Share Split” means the planned division of Ordinary Shares of the Company at a ratio of 1:25 per Ordinary Share such that the par value per Ordinary Share is converted from USD 0,025 each to USD 0,001 each;

“Shareholders Agreement” means the Third Amended and Restated Shareholders Agreement relating to Ozon Holdings Limited dated 18 March 2020 (as may be amended from time to time);

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of, and Schedule 7 to, the Companies Act 2006;

“Tranche 1” means the committed investment amount that the Investor is obligated to advance to the Company in accordance with clause 2.2 in the amount of sixty million Rubles (RUB 60,000,000); and

“Tranche 2” means the uncommitted investment amount that the Investor may advance to the Company in accordance with clause 2.3 in the amount of up to the difference between (i) one million two hundred thousand United States Dollars (USD 1,200,000) and (ii) the United States Dollar equivalent of Tranche 1 calculated at the Exchange Rate.

1.2	In this Agreement:

1.2.1

save as otherwise expressly provided, references to this Agreement or any other document include reference to this Agreement or such other document as varied, supplemented, novated and/or replaced from time to time;

1.2.2	references to clauses and the Schedule are references respectively to clauses of and the Schedule to this Agreement, unless otherwise stated;

1.2.3	references to any enactment are references to such enactment as re-enacted, amended or extended;

1.2.4	references to the Investor or to any other person shall be deemed to be references to or to include, as appropriate, the relevant person’s successors and permitted assigns; and

1.2.5	clause headings are for convenience only and shall not affect the construction of this Agreement.

2	BVFVNL Investment

2.1

BVFVNL has agreed to advance up to its Maximum Investment Commitment to the Company to be used by the Group to support growth and make capital investments in accordance with the terms and provisions set out in this Agreement.

2.2

At any time on or before the First Funding Deadline, BVFVNL shall transfer (in one or more tranches) Tranche 1 in Rubles, or the equivalent of Tranche 1 in Dollars calculated based on the Exchange Rate, by wire transfer of immediately available funds to the relevant Company’s Account.

2.3

During the period of time on or after the date hereof through and including the Second Funding Deadline, BVFVNL may transfer (in one or more tranches) up to the full amount of Tranche 2 in Dollars, or the equivalent of Tranche 2 in Rubles, by wire transfer of immediately available funds to the relevant Company’s Account.

2.4	The Company shall notify BVFVNL upon receipt of any portion of its Maximum Investment Commitment.

2.5

The Company shall repay the amount of the BVFVNL Investment by means of Conversion on the Completion Date pursuant to clause 6 and is prohibited from repaying the amount of the BVFVNL Investment made under this clause 2 or any accrued interest related thereto except by means of Conversion.

3	[Intentionally Left Blank]

4	Interest

4.1

Interest at the Applicable Rate shall accrue on the amount of the BVFVNL Investment from day to day starting from the date of remittance (inclusive of such date) of the funded portion of the Investor’s Maximum Investment Commitment until and including the Relevant Date and be calculated on the basis of the actual number of days elapsed and a 365 day year. For avoidance of doubt, no interest shall accrue on any portion of the amount of the BVFVNL Investment after the Relevant Date whether or not such amount has been converted to New Shares, or New Shares remain subject to allotment and issuance under clause 6.2.

4.2	All accrued interest shall be paid to the Investor by way of issuance of New Shares on the Completion Date pursuant to clause 6.

5	Conditions

5.1

The funding obligations of the Investor hereunder are conditional and subject to the Company duly approving the New Issue (as defined in the Notice) and this Agreement before the First Funding Deadline, provided that the Investor at its option may fund prior to such date.

5.2	If the condition set forth in clause 5.1 is not timely satisfied then no Party shall have any rights, obligations or liability, except as arising from any breach of clause 7.

6	Conversion

6.1

On the Completion Date, the Company shall simultaneously convert, or procure the Conversion of, such maximum amount of the BVFVNL Investment together with all accrued interest into fully paid New Shares at the Share Price so as not to result in the Investor holding a Control Stake (as defined in the Articles of Association) and as such the number of New Shares allotted and issued under this clause 6.1 may be nil.

6.2

If after the conversion under clause 6.1 a portion of the amount of the BVFVNL Investment and any accrued interest thereon remains outstanding, then on written demand of BVFVNL, the Company shall convert, or procure the Conversion of, the un-converted balance of the amount of the BVFVNL Investment and accrued interest in one or more tranches into fully paid New Shares of the Company at the Share Price, provided that in any case such conversion shall not result in the Investor holding a Control Stake.

6.3

If the calculation in clause 6.2 does not result in a round number of New Shares to be issued on the Completion Date, then the Company shall issue to the Investor the number of New Shares rounded down to the nearest whole number, as issuance of fractional shares is prohibited, provided, however, that the Company shall notify the Investor within three (3) Business Days of the Completion Date of its right to acquire one additional New Share if the Investor pays to the Company within ten (10) Business Days of such notice from the Company the value of the difference between (x) the price of a single New Share determined in accordance with clause 6.1 and (y) the value of the fractional share the Investor otherwise would be entitled to receive where it not prohibited.

6.4

As soon as reasonably practicable after the Completion Date, the Company shall dispatch to the Investor the certificates for the relevant number of New Shares to which it is entitled under this clause 6. Each New Share arising on Conversion shall be issued and allotted at such premium to reflect the difference between the nominal amount of the New Share and the price per share as determined above.

6.5	The New Shares shall be credited as fully paid and rank pari passu with shares of the same class in issue on the Completion Date and shall carry the rights as set out in the Articles of Association.

7	Investor’s Undertakings

The Investor undertakes to (i) vote, and/or procure (to the extent within its power) that its Affiliates that hold Ordinary Shares vote, their respective Ordinary Shares in favour of authorising the new issues described in the Notice and execution and performance of the related investment agreements by the Company, including this Agreement, and increasing the share capital of the Company as necessary to allow the Company to complete the Conversion under clause 6; and (ii) not take any action, or procure the taking of any action, in each case including any inaction, to block or otherwise inhibit the Company from exercising its rights hereunder.

8	Limitations on Liability

8.1	[Intentionally left blank].

8.2	Under no circumstances shall the Investor’s liability under this Agreement exceed any unfunded portion of its Tranche 1.

8.3

No Party shall have any liability in respect of a claim under this Agreement unless notice containing details of such claim is given by the claiming Party to the other Party on or before (i) the last day of the six (6) months period following the earlier of: (a) 30 October 2020, and (b) the date when the conversion occurs pursuant to clause 6.1, or (ii) if clause 6.2 applies, the last day of the three (3) months period following the date of the written demand of BVFVNL for the last un-converted or un-issued tranche of New Shares (as applicable) pursuant to clause 6.2, provided that such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and determined absolutely unless legal proceedings in respect of it have been duly issued and served in accordance with clause 12 within three (3) months of written notice of such claim having been given to the Party alleged to be in breach. No new claim may be made in respect of the facts, matters, events or circumstances giving rise to such withdrawn claim.

9	Costs and Expenses

The Company shall indemnify the Investor on demand in respect of all costs and expenses (including reasonable legal fees) incurred by it in connection with the enforcement of this Agreement or the preservation of its rights under this Agreement or as a result of any breach by the Company of its obligations hereunder, together with all value added tax payable thereon.

10	Payments

10.1

Any payments to be made by the Company arising hereunder shall be made in Rubles in immediately available funds without any set-off or counterclaim and (save as required by law) without any deduction or withholding whatsoever, to such account as the Investor may specify from time to time.

10.2	If any deduction or withholding is required by law in respect of any payment due to the Investor under this Agreement, the Company shall:

10.2.1	ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement;

10.2.2	pay, or procure the payment of, the full amount deducted or withheld to the relevant taxation or other authority in accordance with the applicable law;

10.2.3

promptly deliver or procure the delivery to the Investor receipts evidencing each of the deductions or withholdings which have been made, to the extent that such receipts are made available to the Company; and

10.2.4

pay to the Investor an additional amount to the extent necessary to ensure that, after the making of all deductions or withholdings, the Investor receives a net sum equal to the sum which it would have received had no deduction or withholding been required to be made.

10.3	Any amount which, but for this clause 10, would fall due for payment hereunder on a day which is not a Business Day shall be payable on the next succeeding Business Day.

11	Warranties

11.1	The Company hereby warrants to the Investor that:

11.1.1

the Company is a limited liability company duly incorporated and validly existing under the laws of the Republic of Cyprus and has full power and authority to own its assets and to carry on business as it is now being conducted;

11.1.2	the Company has full power and authority to enter into this Agreement and to perform all of the obligations expressed to be assumed by it hereunder;

11.1.3	this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms;

11.1.4

the execution and delivery by the Company of this Agreement to which it is party and the performance by the Company of all the obligations expressed to be assumed by it hereunder has been duly authorised by all necessary actions of the Company and:

11.1.4.1

do not and will not violate any provision of any law, decree, rule or regulation or of any order, judgment, injunction, determination or award of any court or any judicial, administrative or governmental authority or organisation having applicability to the Company;

11.1.4.2	do not and will not violate any provision of the Articles of Association; and

11.1.4.3

do not and will not violate any provision of any mortgage, deed, agreement or other instrument to which the Company is a party or which is binding upon it or its assets nor will result in the creation or imposition of any security interest on any of its assets pursuant to the provisions of any such mortgage, deed, agreement or other instrument.

11.2	The Investor hereby warrants to the Company that:

11.2.1

the Investor is a company duly incorporated and validly existing under the laws of the jurisdiction of its formation and has full power and authority to own its assets and to carry on business as it is now being conducted;

11.2.2

the Investor has full power and authority to enter into this Agreement and to lend the full amount of its Maximum Investment Commitment, and to perform all of the obligations expressed to be assumed by it hereunder;

11.2.3	this Agreement constitutes the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its respective terms;

11.2.4

the execution and delivery by the Investor of this Agreement, the lending by the Investor of the full amount of its Maximum Investment Commitment and the performance by the Investor of all the obligations expressed to be assumed by it hereunder has been duly authorised by all necessary actions of the Investor and:

11.2.4.1

do not and will not violate any provision of any law, decree, rule or regulation or of any order, judgment, injunction, determination or award of any court or any judicial, administrative or governmental authority or organisation having applicability to the Investor;

11.2.4.2	do not and will not violate any provision of its articles of association or equivalent organisational document; and

11.2.4.3	do not and will not violate any provision of any mortgage, deed, agreement or other instrument to which the Investor is a party or which is binding upon it or its assets.

12	Notices

12.1

Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made to any Party pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in person, by telecopy, by express courier or by registered mail, return receipt requested, postage prepaid, addressed to the address listed for the Investor in Schedule A and to the Company listed in the Parties’ section above (as applicable) or to such other address as may be substituted by notice given as herein provided.

12.2

Notwithstanding the foregoing, any notice hereunder by the Investor to the Company solely that shall not be addressed to other Parties may be made by email to the email address of the Company at (which email shall satisfy any writing requirement hereunder).

12.3	The giving of any notice required hereunder may be waived in writing by the Party entitled to receive such notice.

12.4

Any notice sent in accordance with the provisions of clause 12.1 or 12.2 above shall be deemed to have been duly given or served on (i) the date on which personally delivered, emailed (in respect of any communication by the Investor to the Company) or telecopied, unless delivered, emailed or telecopied on a day which is not a Business Day or after normal business hours of the recipient, in which case delivery shall be deemed to have been given the next Business Day and (ii) the date on which delivered by an express courier service or registered mail.

12.5	All notices and any other documents communicated in accordance with this Agreement shall be in the English language.

13	Benefit of Agreement

13.1	The terms of this Agreement shall bind and enure for the benefit of the Company and the Investor and their respective successors and permitted assigns.

13.2	The Company may not assign or transfer any part of its rights or obligations hereunder.

13.3	Except as provided in clauses 13.4 and 13.5, the Investor may not assign or transfer all or part of its rights hereunder.

13.4

The Investor agrees that it (an “Existing Investor”) shall not (without the prior written consent of the other) assign or transfer any of its rights, benefits and/or obligations under this Agreement, except that the Existing Investor may assign and transfer all or part of its rights, benefits and obligations under this Agreement to one or more of its Affiliates in respect of a portion or the full amount of its Maximum Investment Commitment (the “Assigned Investment Commitment”).

13.5

The Existing Investor undertakes to procure that any Affiliated person (a “New Investor”) to whom it assigns or transfers any of its rights, benefits and/or obligations under this Agreement in respect of the Assigned Investment Commitment shall, as a condition to such assignment or transfer, execute a New Investor accession deed (substantially in the form set out in Schedule B hereto) under which the New Investor agrees to be bound by all of the terms of this Agreement in respect of the Assigned Investment Commitment as if it had originally been party as the Investor, provided that the Existing Investor shall remain jointly and severally liable in respect of the Assigned Investment Commitment.

14	Miscellaneous

14.1

Each Party shall maintain the confidentiality of the fact and terms of this Agreement, provided that such Party may deliver or disclose the fact and terms of this Agreement to (i) its Affiliates and the directors, employees, professional advisors and agents of the Party and its Affiliates who agree to hold such information confidential substantially in accordance with the terms of this clause 14.1, (ii) in relation to the Company, any of its shareholderswho agree to hold such information confidential substantially in accordance with the terms of this clause 14.1, (iii) in relation to an Investor which is a fund, the Investor may disclose the fact and terms of this Agreement to the entities that manage or advise the Investor, and the investors in the Investor, (iv) any person to which such Party sells or offers to sell any New Shares acquired in accordance with this Agreement or assigns or offers to assign its rights and obligations under clause 13 hereof (if such person has agreed in writing prior to its receipt of such confidential information to be bound by the provisions of this clause 14.1), (v) any governmental authority having jurisdiction over such Party to the extent required by applicable law, or (vi) any other person to which such delivery or disclosure may be necessary or appropriate (x) to effect compliance with any law applicable to such Party or the rules and regulations governing any stock exchange on which the Party’s stock is traded, (y) in response to any subpoena or other legal process, or (z) in connection with any litigation to which such Party is a party, provided that, in the cases of sub-clauses (v) or (vi), such Party shall provide each other Party, to the extent permitted by law, with prompt written notice thereof so that the appropriate Party may seek (with the cooperation and reasonable efforts of each other Party) a protective order, confidential treatment or other appropriate remedy. In any such event, the Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other Party.

14.2

No failure to exercise and no delay in exercising by any Party of any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

14.3

No variation hereof shall be considered valid and as constituting part of this Agreement unless such variation shall have been made in writing and signed by the Parties hereto. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

14.4

If at any time any of the provisions hereof is or becomes illegal, invalid or unenforceable in any respect, but would be legal, valid or enforceable if part of the wording were deleted or revised, then that provision shall apply with such modification as may be necessary to make it enforceable.

14.5	Other than any New Investor, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

15	Counterparts

This Agreement may be executed in counterparts, each of which shall be an original, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

16	Governing Law

This Agreement and all non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

17	Dispute Resolution

17.1	The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.

17.2

Subject to clause 17.1, any dispute, claim or controversy arising out of or relating to this Agreement shall be finally determined by arbitration in accordance with the arbitration rules (the “Rules”) of the London Court of International Arbitration (“LCIA”). The arbitration proceeding shall be conducted in the English language and shall take place in London, England. The arbitral tribunal shall be composed of three (3) arbitrators appointed in accordance with the Rules.

17.3	In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

17.4	The award of the arbitrators shall be final and binding on the Parties.

17.5	The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the Person and assets of the losing Party in any competent jurisdiction.

17.6

The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees; provided that the arbitrators shall be entitled to make partial awards. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses (such as copying and telephone), court costs, witness fees, and reasonable, documented attorneys’ fees (other than on a contingent fee basis).

17.7

Subject to clause 17.1, except for arbitration proceedings pursuant to this clause 17, no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by the Parties in connection with any matter arising out of or in connection with this Agreement.

17.8	The language to be used in the arbitral proceedings shall be English.

17.9	The governing Law of any arbitration under this clause 17 shall be the substantive Law of England and Wales.

17.10

Each Party irrevocably waives any appeal rights it may have in respect of any arbitral award made under the Rules in accordance with this clause 17 and agrees to accept such an arbitral award of the LCIA as final and binding on all Parties concerned.

17.11	The arbitral tribunal shall use as guidance, but not as strict rules of procedure, the IBA Rules on the Taking of Evidence in International Commercial Arbitration.

17.12

The Parties agree that, in order to facilitate the comprehensive resolution of related disputes upon the request of any Party to an arbitration pursuant to this clause 17, the arbitrators may, within ninety (90) days of their appointment, consolidate the arbitration of any dispute with any other arbitration or proposed arbitration involving any of the Parties and relating to any other dispute under this Agreement. The arbitrations may be consolidated, or heard concurrently in such manner as the arbitrators determine in their discretion, save that the arbitrators shall not consolidate such arbitrations unless they determine that:

17.12.1	there are issues of fact or Law common to the arbitrations in question so that a consolidated proceeding would be more efficient than separate proceedings;

17.12.2	no party would be materially prejudiced as a result of such consolidation.

17.13

Where different arbitrators have been or are in the process of being appointed in relation to such arbitrations, the decision as to whether the arbitrations are to be consolidated or heard concurrently by the same tribunal shall be made by the tribunal which was first constituted. If consolidation is so ordered the Parties agree that the consolidated arbitration (the “Consolidated Arbitration”) shall be heard and finally decided by the arbitrators which ordered the consolidation, unless a Party to the Consolidated Arbitration objects. If a Party to the Consolidated Arbitration does object, the Consolidated Arbitration shall be heard and finally decided by new arbitrators.

SCHEDULE A

Investor and Maximum Investment Commitment

Investor	Maximum Investment Commitment (USD)
Baring Vostok Fund V Nominees Limited 1 Royal Plaza, Royal Avenue St. Peter Port, Guernsey, GY1 2HL Attention: Directors	1,200,000

SCHEDULE B

FORM OF NEW INVESTOR ACCESSION DEED

From: [●]

Date: [●] 2020

THIS DEED is made on [●] 2020 by [●] (the “Acceding Investor”) in relation to the Convertible Loan Agreement in respect of Ozon Holdings PLC (the “Investment Agreement”) dated [●] between Ozon Holdings PLC and certain of its shareholders and/or their Affiliates.

Terms defined in the Investment Agreement shall, unless otherwise defined in this Deed, bear the same meanings when used in this Deed.

The Acceding Investor confirms that as from [●] 2020, it intends to be party to the Investment Agreement in the capacity of [insert name of Investor] (the “Existing Investor”) and undertakes to perform all the obligations expressed in the Investment Agreement to be assumed by the Existing Investor in respect of [●] Dollars (USD ([●]) of the Maximum Investment Commitment (the “Assigned Investment Commitment”) of the Existing Investor and agrees that it shall be bound by all the provisions of the Investment Agreement in respect of the Assigned Investment Commitment, as if it had been an original party to the Investment Agreement.

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS DEED has been entered into on the date stated above and is executed and delivered as a deed by the Acceding Investor on the date stated above.

EXECUTED and DELIVERED as a DEED

by [●], the Acceding Investor

By:

Its:

in the presence of:

Name:

Address:

Occupation:

IN WITNESS WHEREOF this Agreement has been duly signed and delivered as a deed by the authorised representatives of the Parties on the date first above written.

SIGNED and delivered as a deed by BARING VOSTOK FUND V NOMINEES LIMITED in the presence of:	) ) /Signature/ ) ) Name: Gillian Newton ) ) Position: Director )

Witness Signature: /Signature/ Name: David Brehaut Occupation: Senior Administrator Address:

SIGNED and delivered as a deed by OZON HOLDINGS PLC in the presence of:	) ) /Signature/ ) ) Name: Belova Nadezda ) ) Position: Director )

Witness Signature: /Signature/ Name: Efstratiou Niki Occupation: Accountant Address:

[Signature Page to Amended and Restated Convertible Loan Agreement in respect of Ozon Holdings PLC (as company) by and between Baring Vostok Fund V Nominees Limited and Ozon Holdings PLC]